Exhibit 99.2

FOR IMMEDIATE RELEASE

MF Global Announces Public Equity Offering of Common Stock

NEW YORK, June 1, 2010 – MF Global Holdings Ltd. (NYSE: MF), a leading brokerage firm offering customized solutions in global cash, derivatives and related markets, today announced the commencement of an underwritten public offering for gross proceeds up to $150 million in shares of its common stock.

The company expects to use the net proceeds from this offering to pay all fees and expenses that it incurs in connection with a proposed exchange offer for certain of its outstanding preferred and debt securities and may, at its option, but no later than June 14, 2010, elect to use all or a portion of the proceeds for the payment of a cash premium, if any, related to the proposed exchange offer. The company expects to use the remainder of the proceeds for general corporate purposes.

The Company has granted the underwriters a 30-day option to purchase up to an additional $22.5 million in shares of its common stock. J.P. Morgan, Citi and Deutsche Bank Securities are acting as joint book running managers for the offering.

Prospective investors are urged to read the prospectus supplement and accompanying prospectus when it becomes available because it contains important information. Copies of the prospectus supplement and accompanying prospectus may be obtained by contacting any of the book running managers whose contact information is listed at the bottom of this announcement.

The shares of common stock are to be issued pursuant to the company’s effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MF Global

MF Global Holdings Ltd. (NYSE: MF) is one of the world’s leading cash and derivatives brokerage firms, providing seamless execution, clearing, and settlement services in exchange-traded and over-the-counter markets. A leader by volume on multiple exchanges, the firm delivers insight and access across a broad range of products. MF Global helps its diverse client base meet their unique trading and hedging needs through customized solutions, market expertise, and value-added research.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors

are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s latest Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), and any amendments thereto, for a description of the risks and uncertainties the Company faces.

Book running managers:

J.P. Morgan Securities Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Attention: Prospectus Department

Telephone: (866) 803-9204

Citigroup Global Markets Inc.

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Telephone: (800) 831-9146

Deutsche Bank Securities Inc.

Attention: Prospectus Department

Harborside Financial Center

100 Plaza One

Jersey City, NJ 07311-3988

Telephone: (800) 503-4611 or by emailing prospectusrequest@list.db.com

Investor Contact:

Lisa Kampf	+1 212.589.6592 lkampf@mfglobal.com

Media Contact:

Maria Gemskie	+1 312.548.1286 mgemskie@mfglobal.com

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